Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

June 30, 2023

Trio Petroleum Corp.

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

Re:	Registration of Warrant Shares – Trio Petroleum Corp.

Gentlemen:

We have been appointed as special counsel to Trio Petroleum Corp., a Delaware corporation (the “Company”), relating to the Registration Statement on Form S-1 (SEC File No. 333-272638) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 14, 2023, pursuant to the Securities Act of 1933, as amended, and in connection with the filing of Amendment No. 1 to the Registration Statement being filed with the Commission on June 30, 2023. The Registration Statement relates to the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of up to 3,649,314 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Shares will be issued upon the exercise of certain warrants and pre-funded warrants of the Company (the “Warrants”). The Warrants were issued pursuant to those certain securities purchase agreements dated January 28, 2022 and September 20, 2022 (the “Securities Purchase Agreements”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Warrants; and (iv) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Warrants and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein with respect to the authorization of the Shares are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, with respect to the authorization of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP